Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 91 to Registration Statement No. 033-06516 on Form N-1A of our report dated October 21, 2010 relating to the financial statements and financial highlights of Fidelity Advisor Short Fixed-Income Fund, a fund of Fidelity Advisor Series II, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series II for the year ended August 31, 2010, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 25, 2010